Exhibit 99

SWIFT ENERGY ANNOUNCES RECORD QUARTER:

   SECOND QUARTER EARNINGS INCREASE 116% TO $27.9 MILLION,

   EARNINGS PER SHARE OF $0.96 PER DILUTED SHARE, AND

   CASH FLOW* OF $69.5 MILLION OR $2.39 PER DILUTED SHARE


HOUSTON, August 3, 2005 - Swift Energy Company (NYSE: SFY) announced today record net income of $27.9 million for the second quarter of 2005, or $0.96 per diluted share, a 116% increase compared to $12.9 million in net income, or $0.46 per diluted share, earned in the same quarter of 2004. Cash flow before working capital changes (*non-GAAP measure - see page 7 for reconciliation to net cash provided by operating activities of $64.6 million) increased 65% to $69.5 million, or $2.39 per diluted share, compared to $42.1 million, or $1.49 per diluted share, for the second quarter of 2004.

Production increased 12% for the second quarter of 2005 to a record 15.9 billion cubic feet equivalent ("Bcfe") from the 14.3 Bcfe produced in the second quarter of 2004 and increased 2% sequentially from the 15.5 Bcfe produced in the first quarter of 2005. Second quarter 2005 production included 12.0 Bcfe of domestic production, a 17% increase, and 4.0 Bcfe produced in New Zealand, a 2% decrease, in both cases when compared to production in the same period in 2004. The domestic increases were primarily due to higher levels of crude oil production at Lake Washington. The New Zealand production decline was the result of scheduled maintenance work at the Rimu Production Station, a delayed crude oil lifting now scheduled in the third quarter, as well as inherent production decline.

Terry Swift, CEO of Swift Energy, commented, "Swift Energy has just completed its best first-half, both operationally and financially, in the history of the Company. We have had some very promising results with our first 3-D generated exploration prospect in the Lake Washington area and are encouraged with the early results of our exploration program in New Zealand. Our current drilling program is presenting the best opportunity set in our history, which we believe will be able to deliver meaningful reserves and production growth as we move forward with our strategic plan. Production for the first half of 2005 was up 10% over production in the first half of 2004 and the facility expansion in Lake

                                    --more--

Washington is on-track to be completed by the end of the third quarter of 2005. Due to this progress, Swift Energy is increasing its 2005 production guidance to 10% to 14% over 2004 production levels, or approximately 64.0 Bcfe to 66.5 Bcfe. As Swift continues to execute its strategic plan, bolstered by this strong commodity pricing environment, we believe this will again be a record year of value creation for Swift Energy and our stakeholders."

Six-Month Results for 2005

Through the first six months of 2005, Swift Energy had record production totaling 31.4 Bcfe, an increase of 10% from 28.5 Bcfe produced last year for the same period. Total revenues for the first six months of 2005 were $199.9 million, up 47% from $136.4 million during the same period last year. During the first half of 2005, net income increased 95% to $53.6 million ($1.86 per diluted share) from $27.5 million ($0.98 per diluted share) in the first half of 2004. Cash flow before changes in working capital (a non-GAAP measure, see reconciliation on page 7) increased 66% in the first half of 2005 to $134.6 million ($4.67 per diluted share) from $80.9 million ($2.85 per diluted share) in the same period in 2004. Net cash provided by operating activities for the first half of 2005 increased 68% to $129.3 million ($4.48 per diluted share) from $77.1 million ($2.72 per diluted share) in the 2004 period. Increased revenues, net income and cash flow in 2005 are primarily the result of higher commodity prices and our overall increased levels of production.

Revenues and Expenses for the Second Quarter

Total revenues for the second quarter of 2005 increased 47% to a record $104.3 million from the $71.0 million of revenues generated in the second quarter of 2004. This increase was attributable to higher commodity prices and overall increased levels of production. Production for 2005 is expected to increase 10% to 14%. Swift Energy's previous guidance for reserves and production growth in 2005 was 7% to 12%. Swift Energy's 2005 plan for reserves growth is primarily oriented towards exploration and exploitation activity in Lake Washington, Bay de Chene, Cote Blanche Island, South Texas and New Zealand, all of which is planned for the second half of the year. Based upon this planned activity, the Company estimates that 2005 reserves will increase 5% to 10%.

Lease operating expenses ("LOE"), before severance and ad valorem taxes, were $0.73 per thousand cubic feet equivalent ("Mcfe") in the second quarter of 2005, which was the same level for these expenses as in the second quarter of 2004. As was the case in the first quarter of 2005, this level of LOE expense was less than originally anticipated due to lower than expected chemical, repair and maintenance costs, as well as no significant domestic workover activity taking place during the quarter. Significant workover activity is expected to take place in the second half of 2005, however, particularly in the Bay de Chene and Cote Blanche Island fields where recompletion efforts will be underway in several existing wells.

Depreciation, depletion and amortization expense increased to $1.81 per Mcfe in the second quarter of 2005 from $1.37 per Mcfe in the comparable period in 2004, primarily as a result of increased estimates for future development costs and additional capital expenditures during the year. General and administrative expenses increased to $0.31 per Mcfe during the second quarter 2005 from $0.29 per Mcfe in the same period in 2004. This increase was primarily attributable to increases in Swift Energy's workforce, to accommodate the increased activity level. Interest expense per unit decreased 21% to $0.40 per Mcfe in the second quarter 2005 compared to $0.50 per Mcfe for the same period in 2004. Also, severance and ad valorem taxes were up appreciably to $0.67 per Mcfe from $0.49 per Mcfe in the comparable periods due to higher commodity prices and the higher severance tax rates on crude oil from our increased crude oil production in Louisiana.


                                    --more--

Production & Pricing

Domestically, second quarter 2005 total production increased by 17% to 12.0 Bcfe compared with 10.2 Bcfe produced in the same 2004 period and increased 9% sequentially compared to the 2005 first quarter production of 11.0 Bcfe. This year-to-year production growth is primarily a result of the Company's drilling efforts in the Lake Washington area.

New Zealand accounted for 25% of total production with 4.0 Bcfe produced in the second quarter of 2005. This 2% decrease from the 4.1 Bcfe produced in the second quarter of 2004 and 13% decline from first quarter 2005 production levels was in line with the Company's guidance. Lower production in New Zealand was the result of annual maintenance work at the Rimu Production Station, only two of three scheduled crude oil tanker liftings in the second quarter taking place and inherent production decline.

In the second quarter of 2005, Swift Energy realized an aggregate global average price of $6.60 per Mcfe, an increase of 31% from second quarter 2004 price levels when this price averaged $5.04 per Mcfe. Domestically, the Company realized an aggregate average price of $7.53 per Mcfe, an increase of 28% over the $5.86 received in the second quarter of 2004. In New Zealand, the Company received an aggregate average price of $3.79 per Mcfe for the second quarter in 2005, an increase of 27% over the $2.98 per Mcfe realized in the same period of 2004.

Swift Energy's average domestic crude oil prices increased 35% to $50.21 per barrel from $37.22 per barrel realized in the same period of 2004. Meanwhile, second quarter 2005 average domestic natural gas prices of $6.13 per thousand cubic feet ("Mcf") in the second quarter of 2005 increased 1% from the $6.09 per Mcf received during the same period in 2004. Prices for natural gas liquids ("NGLs") domestically averaged $25.74 per barrel in the second quarter of 2005, a 33% increase over second quarter 2004 NGL prices of $19.42.

In New Zealand, the sales price of Swift Energy's crude oil averaged $50.82 per barrel in the second quarter of 2005, a 36% increase over prices for the same period in 2004. Also in New Zealand, the Company received an average natural gas price of $3.05 per Mcf for the second quarter of 2005 under its long-term contracts, a 43% increase over the $2.13 per Mcf received in the same 2004 period. The Company's NGL contracts yielded an average price of $19.30 per barrel for the second quarter of 2005. New Zealand natural gas and NGL price contracts are remitted in New Zealand dollars, which has remained strong during the second quarter 2005 against the U.S. dollar compared to the same period in 2004, but weakened when compared to first quarter 2005 levels.

Operations Update

Swift Energy successfully completed 13 of 17 wells in the second quarter of 2005. Domestically, the Company completed 12 of 15 development wells for a success rate of 80% for the quarter and was 1 for 1 with an exploration success in Lake Washington. The Company successfully completed 5 of 8 development wells in the Lake Washington area in Plaquemines Parish, Louisiana and successfully completed 6 development wells in the AWP Olmos area in McMullen County, Texas. Swift Energy also participated in a successful non-operated development well in the Brookeland field in Newton County, Texas. In New Zealand, the Company was unsuccessful on the Kauri-E10 development well.

Swift Energy has three wells waiting to be completed in the Lake Washington area. The Company currently has two drilling rigs operating in Lake Washington and has recently contracted for a third barge rig that will operate in the Lake


                                    --more--

Washington, Bay de Chene and Cote Blanche Island areas through the rest of 2005. The Company has also contracted for a fourth barge rig to work in these areas that will be available for approximately two to three months during the second half of 2005. An additional workover rig is also scheduled to begin working in Bay de Chene and Cote Blanche Island in the second half of 2005. Additionally, the Company has plans to move a rig to the Garcia Ranch area in South Texas later in the third quarter 2005. The Newport prospect, Swift Energy's first exploration well resulting from its recent 3-D generated prospects at Lake Washington, was drilled in the second quarter of 2005 and encountered 44 feet of net pay. The well tested at average rates of approximately 1,100 barrels of oil per day and 545 Mcf per day of natural gas on a 16/64th inch choke with flowing tubing pressure of 1940 psi. A flow line will be laid to this well, with production expected to commence later in the third quarter 2005. Offset locations have already been identified and are planned for drilling later in the year to further delineate this new discovery.

Production facility upgrades in Lake Washington were delayed somewhat due to Tropical Storm Cindy and Hurricane Dennis, but they are still expected to be completed later in the third quarter 2005, as planned. As previously announced, Swift Energy had shut-in production for a few days at Bay de Chene and Lake Washington based on threats posed from both these storms. Operations were resumed as soon as the storms had passed. No damages were incurred during either event. The result of these two shut-in periods deferred production of approximately 0.3 to 0.4 Bcfe, and is reflected in the Company's new production guidance for the third quarter and the full year 2005.

In New Zealand, Swift Energy successfully drilled the Piakau North A-1 well (100% working interest) in the TAWN area to a total vertical depth of 9,623 feet in this third quarter of 2005 and preliminary analysis indicates that 76 feet of net pay was encountered in an Eocene aged sand. The well is being completed and will be connected to nearby facilities for testing and production. The Piakau well is an additional 2005 exploration well, which was moved forward into the 2005 drilling schedule due to increased capital availability in the Swift Energy New Zealand budget. The Company is also currently drilling the first well in the Tarata Thrust joint venture, the Tawa-B1 well, to an expected total depth of approximately 18,000 feet. The Company expects to begin drilling the Goss Prospect exploration well with this same rig later in the third quarter, which should be followed by the Trapper Prospect. These two wells are also part of the 2005 Tarata Thrust exploration program with Mighty River Power. Also late in the second quarter of 2005, Swift Energy conducted a successful fracture stimulation program on four Kauri sand wells. The Rimu Production Station underwent routine maintenance in the second quarter of 2005, and as a result, Swift Energy had reduced production levels for five days in May.

Price Risk Management

Swift Energy also announced that since its last price risk management update on May 8, 2005, it has continued to enter into price risk management transactions and reports the following current positions. The Company now has approximately 8% to 12% of its estimated third quarter domestic crude oil production sold at an average NYMEX strike price of $56.55 per barrel. These NYMEX crude oil strike prices do not take into account transportation charges or crude oil quality differentials that could result in price reductions ranging from $2.00 to $3.00 per barrel.

Swift Energy has purchased floors covering 45% to 50% of estimated third quarter 2005 domestic natural gas production at an average NYMEX strike price of $5.60 per Mcf. For the fourth quarter 2005, Swift has 15% to 20% of its estimated domestic natural gas production covered by floors at an average NYMEX strike price of $5.91 per Mcf. Details of Swift Energy's complete price risk management activities can be found on the Company's website (www.swiftenergy.com).


                                    --more--

Earnings Conference Call

Swift Energy will conduct a live conference call today, August 3, at 9:00 a.m. CDT to discuss second quarter 2005 financial results. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on August 3 until August 10, by dialing 973-341-3080 and using pin #6156356. Additionally, the conference call will be available over the Internet by accessing the Company's website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company's website.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and Texas and oil and natural gas reserves in New Zealand. Over the Company's
25-year history, Swift Energy has consistently shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves, availability of services and supplies, hurricanes or tropical storms affecting operations, and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.


                                    --more--


                              SWIFT ENERGY COMPANY
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited)
                (In Thousands Except Per Share and Price Amounts)


                                                 Three Months Ended                        Six Months Ended
                                                       June 30,                                 June 30,
                                               2005          2004       Percent          2005          2004       Percent
                                                                        Change                                    Change
                                               ----          ----       ------           ----          ----       -------
Revenues:
Oil & Gas Sales                               $ 104,922   $   71,825       46%         $ 200,444     $ 137,779      45%
Other                                              (622)        (781)      20%              (523)       (1,379)     62%
                                               --------    ---------
Total Revenue                                 $ 104,300   $   71,044       47%         $ 199,921     $ 136,399      47%

Net Income                                    $   27,882  $   12,898      116%         $ 53,571      $ 27,486       95%
Basic EPS                                     $     0.98  $     0.46      111%         $   1.90      $   0.99       91%

Diluted EPS                                   $     0.96  $     0.46      111%         $   1.86      $   0.98       90%

Net Cash Provided By
  Operating Activities                        $   64,632  $   37,493       72%         $ 129,283    $   77,089      68%

Net Cash Provided By
 Operating Activities, Per Diluted Share      $     2.32  $     1.32       68%         $    4.48    $     2.72      65%

Cash Flow Before Working Capital
   Changes(1) (non-GAAP measure)              $   69,476  $   42,110       66%         $ 134,612    $   80,872      67%
Cash Flow Before Working
   Capital Changes, Per Diluted Share         $     2.39  $     1.49       61%         $    4.67    $     2.85      64%

Weighted Average
  Shares Outstanding                              28,377      27,7 42       2%            28,269        27,648       2%

EBITDA(1) (non-GAAP measure)                   $  77,030   $   46,814      65%         $ 147,525    $   92,267      60%

Production (Bcfe):                                  15.9        14.3       12%             31.4          28.5       10%
  Domestic                                          12.0        10.2       17%             22.9          20.6       11%
  New Zealand                                        4.0         4.1       (2%)             8.5           7.9       7%

Realized Price ($/Mcfe):                           $6.60       $5.04       31%            $6.38         $4.83       32%
  Domestic                                         $7.53       $5.86       28%            $7.27         $5.55       58%
  New Zealand                                      $3.79       $2.98       27%            $3.97         $2.95       21%




(1) See reconciliation on page 7. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

                              SWIFT ENERGY COMPANY
                 Reconciliation of GAAP (a) to non-GAAP Measures
                                   (Unaudited)
                                 (In Thousands)

Below is a reconciliation  of EBITDA to Net Income and a reconciliation  of Cash
Flow  Before  Working   Capital  Changes  to  Net  Cash  Provided  by  Operating
Activities.


                                                                             Three Months Ended
                                                                        June 30, 2005        June 30, 2004
                                                                        -------------        -------------
NET INCOME TO EBITDA RECONCILIATIONS:


   Net Income                                                                $ 27,882            $  12,898       116%
   Provision for Income taxes                                                  13,896                7,103
   Interest Expense, Net                                                        6,287                7,143
   Depreciation, Depletion & Amortization & ARO (b)                            28,965               19,669
                                                                            ---------            ---------
EBITDA                                                                      $  77,030            $  46,814       65%
                                                                            =========            =========


                                                                              Six Months Ended
                                                                        June 30, 2005        June 30, 2004
                                                                        -------------        -------------

   Net Income                                                                $ 53,571             $ 27,486       95%
   Provision for Income taxes                                                  27,966               12,602
   Interest Expense, Net                                                       12,631               14,045
   Depreciation, Depletion & Amortization & ARO (b)                            53,357               38,135
                                                                            ---------             ---------
EBITDA                                                                      $ 147,525             $ 92,267       60%
                                                                            =========             ========


                                                                             Three Months Ended
                                                                        June 30, 2005        June 30, 2004
                                                                        -------------        -------------
NET CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities                                     $64,632              $37,493       72%
  Increases and Decreases In:
   Accounts Receivable                                                          4,721                1,424
   Accounts Payable and Accrued Liabilities                                   (1,717)                  568
   Accrued Interest                                                             1,840                2,624
                                                                         ------------         ------------
Cash Flow Before Working Capital Changes                                 $     69,476         $     42,110       66%
                                                                         ============         ============

                                                                              Six Months Ended
                                                                        June 30, 2005        June 30, 2004
                                                                        -------------        -------------

Net Cash Provided by Operating Activities                                   $ 129,284              $77,089       68%
  Increases and Decreases In:
   Accounts Receivable                                                          4,739                3,446
   Accounts Payable and Accrued Liabilities                                     (113)                (963)
   Accrued Interest                                                               702                1,300
                                                                         ------------         -------------
Cash Flow Before Working Capital Changes                                 $    134,612         $     80,872       67%
                                                                         ============         ============


(a) GAAP--Generally Accepted Accounting Principles
(b) Includes accretion of asset retirement obligation

                    Note: Items may not total due to rounding



                                    --more--


                              SWIFT ENERGY COMPANY
                        SUMMARY BALANCE SHEET INFORMATION
                                   (Unaudited)
                                 (In Thousands)


                                                            As of                             As of
                                                        June 30, 2005                  December 31, 2004
                                                        -------------                  -----------------


        Assets:
Current Assets:
  Cash and Cash Equivalents                                       $ 27,728                            $ 4,920
  Other Current Assets                                              61,932                             49,466
                                                                 ---------                          ---------
    Total Current Assets                                            89,660                             54,386

Oil and Gas Properties                                           1,662,381                          1,559,803
Other Fixed Assets                                                  14,099                             12,821
Less-Accumulated DD&A                                            (702,299)                          (649,186)
                                                                 ---------                          ---------
                                                                   974,181                            923,438
Other Assets                                                        10,513                             12,749
                                                               -----------                        -----------
                                                                $1,074,355                          $ 990,573
                                                                ==========                          =========

         Liabilities:
Current Liabilities                                              $  76,003                          $  68,618
Long-Term Debt                                                     350,000                            357,500
Deferred Income Taxes                                               97,877                             73,107
Asset Retirement Obligation                                         16,585                             17,176
Lease Incentive Obligation                                             159                                 --
Stockholders' Equity                                               533,732                            474,172
                                                                   -------                            -------
                                                               $ 1,074,355                          $ 990,573
                                                               ===========                          =========


                    Note: Items may not total due to rounding



                                    --more--


                              SWIFT ENERGY COMPANY
                      SUMMARY INCOME STATEMENT INFORMATION
                                   (Unaudited)
                      In Thousands Except Per Mcfe Amounts

                                                          Three Months Ended                     Six Months Ended

                                                       June 30, 2005        Per Mcfe      June 30, 2005           Per Mcfe
                                                       -------------        --------      -------------           --------

Revenues:
  Oil & Gas Sales                                   $        104,922   $        6.60      $     200,444   $        6.38
  Other Revenue                                                (622)          (0.04)              (523)          (0.02)
                                                             -------          ------              -----          ------
                                                             104,300            6.56            199,921            6.36
                                                             -------            ----            -------            ----

Costs and Expenses:
  General and administrative, net                              4,996            0.31              9,870            0.31
  Depreciation, Depletion & Amortization                      28,778            1.81             52,983            1.69
  Accretion of asset retirement obligation
       (ARO)                                                     187            0.01                374            0.01
  Lease Operating Costs                                       11,565            0.73             22,614            0.72
  Severance & Other Taxes                                     10,709            0.67             19,912            0.63
  Interest Expense, Net                                        6,287            0.40             12,631            0.40
                                                               -----            ----             ------            ----
    Total Costs & Expenses                                    62,522            3.93            118,384            3.77
                                                              ------            ----            -------            ----


Income before Income Taxes                                    41,778            2.63             81,537            2.59
Provision for Income Taxes                                    13,896            0.87             27,966            0.89
                                                              ------            ----             ------            ----
Net Income                                          $         27,882   $        1.75      $      53,571   $        1.70
                                                              ======            ====             ======            ====


Additional Information:
  Capital Expenditures                              $         57,240                      $        101,767
  Capitalized Geological & Geophysical              $          3,890                      $          7,333
  Capitalized Interest Expense                      $          1,714                      $          3,478
  Deferred Income Tax                               $         13,496                      $         27,566



                    Note: Items may not total due to rounding

                                    --more--


                              SWIFT ENERGY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)
                                 (In Thousands)
                                                                                               Six Months Ended,
                                                                                          June 30, 2005            June 30, 2004
                                                                               -          -------------            -------------


Cash Flows From Operating Activities:
    Net Income                                                                         $         53,571            $      27,486
    Adjustments to Reconcile Net Income to Net Cash
         Provided by Operating Activities -
    Depreciation, Depletion, and Amortization                                                    52,983                   37,805
    Accretion of Asset Retirement Obligation (ARO)                                                  374                      331
    Deferred Income Taxes                                                                        27,566                   12,196
    Debt retirement cost - cash and non-cash                                                        ---                    2,691
    Other                                                                                           118                      364
    Change in Assets and Liabilities -
        Increase in Accounts Receivable                                                         (4,739)                  (3,446)
        Increase in Accounts Payable and Accrued                                                    113                      963
         Liabilities
        Decrease in Accrued Interest                                                              (702)                  (1,300)
                                                                                       ----------------            -------------

Net Cash Provided by Operating Activities                                                       129,284                   77,089
                                                                                       ----------------            -------------

Cash Flows From Investing Activities:
  Additions to Property and Equipment                                                         (101,767)                 (85,926)
  Proceeds from the Sale of Property and Equipment                                                2,340                    1,275
  Net Cash Distributed as Operator of Oil & Gas Properties                                      (3,841)                  (5,781)
  Net Cash Received as Operator of Partnerships and Joint Ventures                                  243                      224
  Other                                                                                              50                     (18)
                                                                                       ----------------            -------------

Net Cash Used in Investing Activities                                                         (102,974)                 (90,226)
                                                                                       ----------------            -------------

Cash Flows From Financing Activities:
  Proceeds from long-term debt                                                                      ---                  150,000
  Payment of long-term debt                                                                         ---                 (32,076)
  Payments of debt issuance cost                                                                    ---                  (4,206)
  Payments of debt retirement costs                                                                 ---                  (1,792)
  Net Payments of Bank Borrowings                                                               (7,500)                 (15,900)
  Net Proceeds from Issuance of Common Stock                                                      3,999                    2,924
                                                                                       ----------------            -------------

Net Cash (used in) Provided by Financing Activities                                             (3,501)                   98,949
                                                                                       ----------------            -------------

Net Increase in Cash and Cash Equivalents                                                        22,808                   85,813

Cash and Cash Equivalents at the Beginning of the Period                                          4,920                    1,066
                                                                                       ----------------            -------------

Cash and Cash Equivalents at the End of the Period                                     $         27,728              $    86,879
                                                                                        ===============              ===========



                    Note: Items may not total due to rounding





                              SWIFT ENERGY COMPANY
                             OPERATIONAL INFORMATION
               QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                                   (Unaudited)


                                                             Three Months Ended                      Three Months Ended
                                                                                          Percent                       Percent
                                                       June 30, 2005    March 31, 2005    Change         June 30,        Change
                                                       -------------    --------------    ------         --------        ------
                                                                                                           2004


Total Company Production:
   Oil & Natural Gas Equivalent (Bcfe)                     15.90            15.52                2%       14.25               12%
   Natural Gas (Bcf)                                        6.09             6.26              (3%)        5.78                5%
   Crude Oil (MBbl)                                        1,426            1,321                8%       1,142               25%
   NGL (MBbl)                                               209              223               (6%)        269              (22%)

Domestic Production:
   Oil & Natural Gas Equivalent (Bcfe)                     11.95            10.98                9%       10.20               17%
   Natural Gas (Bcf)                                        3.20             3.02                6%        3.00                7%
   Crude Oil (MBbl)                                        1,339            1,184               13%       1,021               31%
   NGL (MBbl)                                               118              143              (17%)        179              (34%)

New Zealand Production:
       Oil & Natural Gas Equivalent (Bcfe)                  3.95             4.54             (13%)        4.05              (2%)
   Natural Gas (Bcf)                                        2.89             3.24             (11%)        2.78                4%
   Crude Oil (MBbl)                                          87              137              (36%)        122              (28%)
   NGL (MBbl)                                                90               80                14%         90                 1%


Total Company Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $     6.60       $     6.16             7%     $     5.04            31%
   Natural Gas ($/Mcf)                                   $     4.67       $     4.25            10%     $     4.19            12%
   Crude Oil ($/Bbl)                                     $   50.24        $   47.66              5%     $   37.24             35%
   NGL ($/Bbl)                                           $   22.95        $   26.79           (14%)     $   18.84             22%

Domestic Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $     7.53       $     6.99             8%     $     5.86            28%
   Natural Gas ($/Mcf)                                   $     6.13       $     5.41            13%     $     6.09             1%
   Crude Oil ($/Bbl)                                     $   50.21        $   47.20              6%     $   37.22             35%
   NGL ($/Bbl)                                           $   25.74        $   31.79           (19%)     $   19.42             33%

New Zealand Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $     3.79       $     4.13           (8%)     $     2.98            27%
   Natural Gas ($/Mcf)                                   $    3.05        $    3.17            (4%)     $     2.13            43%
   Crude Oil ($/Bbl)                                     $   50.82        $   51.68            (2%)     $   37.37             36%
   NGL ($/Bbl)                                           $   19.30        $   17.80              8%     $   17.69              9%



                                    --more--


                              SWIFT ENERGY COMPANY
                        THIRD QUARTER AND FULL YEAR 2005
                               GUIDANCE ESTIMATES



                                                           Actual                 Guidance                    Guidance
                                                         For Second              For Third                    For Full
                                                        Quarter 2005            Quarter 2005                 Year 2005


Production Volumes (Bcfe)                                   15.9               15.75 - 16.75                64.0 - 66.5
    Domestic Volumes (Bcfe)                                 12.0                11.75 - 12.25               47.5 - 49.0
    New Zealand Volumes (Bcfe)                              4.0                   4.0 - 4.5                 16.5 - 17.5
Production Mix:
  Domestic
    Natural Gas (Bcf)                                       3.20                 3.0 - 3.2                  12.3 - 12.9
    Crude Oil  (MBbl)                                      1,339               1,355 - 1,400               5,340 - 5,480
    Natural Gas Liquids (MBbl)                              118                  100 - 110                   525 - 550
  New Zealand
    Natural Gas (Bcf)                                       2.89                 3.0 - 3.2                  11.5 - 12.2
    Crude Oil (MBbl)                                         87                   130 - 150                  575 - 600
    Natural Gas Liquids (MBbl)                               90                    80 - 90                   260 - 290
Product Pricing (Note 1):
Domestic Pricing:
    Natural Gas (per Mcf)
       NYMEX differential (Note 2)                        ($0.60)            ($0.65) - ($0.85)           ($0.70) - ($0.90)
    Crude Oil (per Bbl)
       NYMEX differential (Note 3)                        ($3.01)            ($3.00) - ($4.00)           ($2.50) - ($3.50)
    NGL (per Bbl)
       Percent of NYMEX Crude                               51%                  45% - 55%                   45% - 55%
New Zealand Pricing:
    Natural Gas (per Mcf) (Note 4)                         $3.05               $3.00 -- $3.15              $3.00 -- $3.20
    Crude Oil (per Bbl)
        NYMEX differential (Note 3 & 5)                   ($2.40)            ($2.50) - ($3.50)           ($2.50) - ($3.50)
    NGL (per Bbl)
        Contract Price (Note 6)                            $19.30              $17.00 - $19.00            $16.50 - $18.50
Oil & Gas Production Costs:
  Domestic
    Lease Operating Costs (per Mcfe)                       $0.71                $0.80  -  $0.85            $0.75 -  $0.80
    Severance & Ad Valorem Taxes
        (as % of Revenue dollars)                          10.8%                11.0% - 12.0%              11.0% - 12.0%
  New Zealand
    Lease Operating Costs (per Mcfe)                       $0.77                 $0.84  -  $0.89           $0.75 - $0.80
    Government Royalty
        (as % of Revenue dollars)                           6.5%                 8.0% - 9.0%                8.0%  - 9.0%



                                    --more--


                              SWIFT ENERGY COMPANY
                        THIRD QUARTER AND FULL YEAR 2005
                               GUIDANCE ESTIMATES
                (In Thousands Except Per Production Unit Amounts)

                                                           Actual                 Guidance                  Guidance
                                                         For Second               For Third                 For Full
                                                        Quarter 2005            Quarter 2005               Year 2005

Other Costs:
    G&A per Mcfe                                            $0.31              $0.32 -  $0.36           $0.30  -  $0.34
    Interest Expense per Mcfe                               $0.40              $0.37 -  $0.41           $0.38  -  $0.42
    DD&A per Mcfe                                           $1.81              $1.80 -  $1.86           $1.75  -  $1.80
Supplemental Information:
Capital Expenditures
    Operations                                            $ 51,636           $65,000  -  $75,000      $202,200 - $229,100
    Acquisition/Dispositions, net                           $ --             ($1,000) -  ($5,000)     ($5,000) - ($15,000)
Capitalized G&G (Note 7)                                   $ 3,890            $ 4,000 - $ 4,500        $ 16,000 - $18,000
Capitalized Interest                                       $ 1,714            $ 1,700 - $ 1,900        $ 6,800 - $ 7,900
Total Capital Expenditures                                $ 57,240           $ 69,700 - $76,400       $220,000 - $240,000

Basic Weighted Average Shares                              28,377              28,500 - 28,900          28,400 - 29,200
Diluted Computation:
    Weighted Average Shares                                29,009              29,200 -  29,700        29,000  -  30,000

Effective Tax Rate (Note 8)                                 33.3%               35.5% - 36.5%            35.5% - 36.5%
Deferred Tax Percentage                                      98%                  97% - 99%                97% - 99%




Note 1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2: Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3: Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of domestic crude oil sales.
Note 4: Fixed contractual prices with major power generators in New Zealand, subject to currency exchange rate.
Note 5: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.
Note 6: Fixed contractual price with RockGas Limited in New Zealand, subject to currency exchange rate.
Note 7:  Does  not  include  capitalized  acquisition  costs,   incorporated  in
     acquisitions when occurred.
Note 8: Effective Tax rate guidance does not include any New Zealand currency exchange fluctuations.

This press release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves, availability of services and supplies, hurricanes or tropical storms affecting operations, and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
  and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, HOuston, TX 77060
                              www.swiftenergy.com